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5/3  FIFTH THIRD BANCORP
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                                    NEWS RELEASE



CONTACT:    Neal E. Arnold (analysts)       FOR IMMEDIATE RELEASE
            513/744-8577                    August 26, 1994

            Roberta R. Jennings (media)
            513/579-4153

            Mary Ann Markwell (media)
            502/562-0475



           FIFTH THIRD BANCORP COMPLETES CUMBERLAND ACQUISITION;
           45 KENTUCKY LOCATIONS OPEN AS FIFTH THIRD ON AUGUST 29


      Fifth Third Bancorp announced today that it has completed the acquisition of the $1.1 billion Cumberland Federal Bancorporation, headquartered in Louisville, Kentucky. The stock swap transaction valued at $149 million closed today and the Cumberland's offices, located throughout 12 counties in Kentucky, will open as Fifth Third Banking Centers on Monday, August 29. This includes nine grocery store locations in Louisville and La Grange which will be converted to full-service Fifth Third Bank Marts(R) open seven days a week in Kroger stores. Fifth Third will also assume ownership of Cumberland's two loan production offices (LPOs) located in Murray and Elizabethtown.
      A new holding company and wholly-owned subsidiary of Fifth Third Bancorp, Fifth Third Kentucky, BHC, has been formed. The holding company's subsidiaries will be:

        FIFTH THIRD BANK OF KENTUCKY, INC., headquartered in
        Louisville (formerly The Cumberland.)   H. David Hale,
        former chairman of The Cumberland, has been appointed Chairman and CEO. James R. Gaunt, formerly Senior Vice President, Retail Division, Fifth Third Bank, has been appointed President, Fifth Third Bank of Kentucky, Inc.

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        Operating under Fifth Third Bank of Kentucky, Inc. will be
        FIFTH THIRD BANK OF KENTUCKY, LEXINGTON and FIFTH THIRD
        BANK OF KENTUCKY, LOUISVILLE.   Fifth Third Bank of
        Kentucky, Lexington will encompass 16 full-service Banking Center locations: 10 existing Fifth Third Bank of Central Kentucky Banking Centers and six former Cumberland locations in Lexington, Frankfort, Harrodsburg and Maysville. Samuel G. Barnes will remain President, Fifth Third Bank of Kentucky, Lexington. Fifth Third Bank of Kentucky, Louisville will be comprised of 37 full-service Banking Centers and two LPOs. Cumberland's Mayfield location will remain a savings bank: Fifth Third Savings Bank of Western Kentucky.

      "As a result of this merger, Fifth Third Bank will have a $2.1 billion asset presence in the Commonwealth," offers George
A. Schaefer, Jr., President and CEO, Fifth Third Bancorp. "It will greatly enhance Fifth Third's retail network -- with 77 locations throughout Kentucky, we will now be in a stronger position to offer a full menu of financial products to our customers."
      Cumberland Chairman H. David Hale agrees, "We're pleased with the merger for several reasons, particularly that our stockholders will now realize an even greater earnings potential, and our customers will have access to a full array of banking products and services."
      Upon completion of the merger, Fifth Third Bancorp will have $14 billion in assets and 11 affiliate banks with 353 full-service Banking Centers, including 77 Bank Marts open seven days a week inside select grocery stores and 549 Jeanie(R) ATMs in Ohio, Kentucky, Indiana and Naples, Florida. Recently named by Salomon Brothers' banking analysts as ranking #1 in overall profitability, productivity, capital and asset quality for the fifth consecutive year, Fifth Third Bancorp's stock is traded on NASDAQ under the symbol "FITB."
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